S MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Sigmarenopro, Inc.

We consent to the use of our report dated October 17, 2017 with respect to the financial statements of Sigmarenopro, Inc. as of June 30, 2017 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the period from June 16, 2017 (inception) through June 30, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

January 15, 2018

/S/ Michael Gillespie & Associates, PLLC